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EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 19, 2012 (the “Effective Date”), between Patterson-UTI Management Services, LLC, a limited liability company (the “Company”), and Douglas J. Wall (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee is employed by the Company as President and Chief Executive Officer, is the President and Chief Executive Officer of Patterson-UTI Energy, Inc., the parent of the Company (“PTEN”), and is Chief Executive Officer and, in certain cases President, of PTEN’s subsidiaries and has elected to step down from all officer, director and manager positions with PTEN and its subsidiaries at the close of business on September 30, 2012;

WHEREAS, Employee possesses business knowledge and expertise which may be of substantial assistance to the Company and its affiliates based on his long tenure with the Company; and

WHEREAS, the Company desires that Employee continue his employment with the Company on a part-time basis, on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree:

1. Employment. The Company hereby agrees to employ Employee as a part-time employee, and Employee agrees to serve the Company in such capacity on the terms and subject to the conditions set forth in this Agreement.

2. Term. Subject to the provision for earlier termination set forth in Section 5 hereof, the term of Employee’s employment under this Agreement shall begin on October 1, 2012 and continue to, and including, September 30, 2014.

3. Duties and Responsibilities.

(a) During the term of this Agreement, the Company shall employ the Employee with respect to matters set forth in Section 3(b). The Employee shall make himself available to the Company for approximately forty (40) hours each calendar month to render such advice and assistance regarding the services as may be reasonably requested of Employee by the Company. While Employee and Company agree that the circumstances might reasonably require Employee to work more than forty (40) hours in any given calendar month, in no event shall the average number of hours required by the Company to be worked by Employee during any calendar year during the term of this Agreement exceed an average forty (40) hours per month without the Employee’s consent.

(b) Employee will report to the Chief Executive Officer of the Company and agrees to provide such services to the Company as the Company may from time to time request during the term of this Agreement, regarding (i) advising the Chief Executive Officer with respect to the business affairs of the Company; (ii) assisting the Company with personnel and customer matters, and (iii) any other matters reasonably requested by the Chief Executive Officer or the PTEN Board of Directors.

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(c) Employee will comply with all applicable laws, corporate documents governing the conduct of the business and affairs of the Company, and policies of the Company.

4. Compensation.

(a) Salary. As compensation for the services to be rendered by Employee during the term of this Agreement, Employee shall be entitled to receive a salary at an annual rate of $250,000 (the “Consulting Fee”), payable in accordance with the Company’s normal payroll practice.

(b) Reimbursement of Expenses. The Company agrees to promptly reimburse Employee for all appropriately documented, reasonable travel and other business expenses incurred by Employee in the course of providing services requested by the Company or otherwise incurred in his capacity as an Employee.

5. Termination of Employment.

(a) Death or Disability. Employee’s employment under this Agreement shall terminate automatically upon Employee’s death or permanent disability. For purposes of this Agreement, Employee shall be deemed to be “permanently disabled” if Employee shall be considered to be permanently and totally disabled in accordance with the Company’s disability plan, if any, for a period of ninety (90) days or more. If there should be a dispute between the Company and Employee as to Employee’s disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician shall be designated by TIRR Memorial Hermann in Houston, Texas. The parties agree to be bound by the final decision of such physician.

(b) By the Company. The Company may terminate Employee’s employment under this Agreement at any time if such termination is “for cause”, as defined below, by delivering to Employee written notice describing the cause of termination (x) in the case of clause (i), thirty (30) days before the effective date of such termination and by granting Employee the cure period described in clause (i) or (y) in the case of clauses (ii), (iii) or (iv), ten (10) days before the effective date of such termination and by granting Employee at least ten (10) days to cure the cause; provided however, that if the matter is reasonably determined by the Company to not be capable of being cured, Employee may be terminated for cause on the date the written notice is delivered.

“For cause” shall be limited to the occurrence of the following events:

(i)	Failure, or absence of a good faith effort, by Employee to adhere to the terms of this Agreement after thirty (30) days written notice and an opportunity to cure,

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(ii)	Gross negligence on the part of Employee,

(iii)	Employee is involved in fraudulent acts against the Company or is indicted for or convicted of a criminal act that is injurious to the Company or its reputation, or

(iv)	Employee shall knowingly and intentionally disparage the Company or its executive management in a manner that is injurious to Company or its reputation or adversely affects the Company’s relationship with its customers or employees.

6. Proprietary Information.

(a) Confidential Treatment. Employee acknowledges and agrees that he has acquired, and will in the future acquire as a result of his employment by the Company or otherwise, “Proprietary Information” (as defined below) of the Company which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated. Accordingly, Employee agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it and from using, copying or duplicating it in any way by any means whatsoever. Employee further agrees that he will not use or disclose the Proprietary Information to any person or entity without the prior written consent of the Company. “Proprietary Information” includes all information and data in whatever form, tangible or intangible, pertaining in any manner to any business interests of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means.

(b) Property of the Company. Upon the termination of Employee’s employment with the Company, Employee shall surrender to the Company any and all work papers, reports, manuals, documents and the like (including all originals and copies thereof) in his possession which contain Proprietary Information relating to the business, prospects or plans of the Company or its affiliates. Employee acknowledges that all Proprietary Information and other property of the Company or any affiliate thereof which Employee accumulates during his engagement are the property of the Company and shall be returned to the Company immediately upon termination of this Agreement.

(c) Cooperation. Employee agrees that following any termination of his employment with the Company, he will not make or disclose or cause to be made or disclosed any negative, adverse or derogatory comments or information of a substantial nature about the Company or its affiliates, the management of the Company or its affiliates, any product or service provided by the Company or its affiliates or the future prospects of the Company or its affiliates unless required by court order. The Company may seek the assistance, cooperation or testimony of Employee following any such termination in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of Employee and related to his engagement by the Company, and in any instance, Employee shall provide such assistance, cooperation or testimony and the Company shall pay Employee’s reasonable costs and expenses in connection therewith.

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(d) Breach. In the event of a breach or a threatened breach of the terms of this Section by Employee, the Company shall, in addition to all other remedies, be entitled to a temporary or permanent injunction or a decree for specific performance, in accordance with the provisions hereof, without showing any actual damage or that monetary damages would not provide adequate remedy and without any bond or other security being required.

7. Non-Competition; Non-Solicitation.

(a) Employee and the Company agree to the non-competition and non-solicitation provisions of this Section 7 (i) in consideration for the Proprietary Information provided by the Company to Employee pursuant to Section 6; (ii) as part of the consideration for the compensation and benefits to be paid to Employee hereunder; (iii) to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Employee by the Company or its affiliates or created or developed by Employee for the Company or its affiliates, the business goodwill of the Company or its affiliates developed through the efforts of Employee and/or the business opportunities disclosed or entrusted to Employee by the Company or its affiliates; and (iv) as an additional incentive for the Company to enter into this Agreement.

(b) Employee hereby covenants and agrees that, for so long as he is employed under this Agreement and for eighteen (18) months following the termination of his employment hereunder, Employee will not compete with the Company in the United States or Canada with respect to any business conducted by the Company in the providing of contract drilling services, and pumping services utilized in connection with hydraulic fracturing, cementing, nitrogen and acidizing services, of or on oil or gas wells during the term of this Agreement (the “Businesses”) unless he has received prior written approval from the Company, which approval shall be in the sole and absolute discretion of the Company. For purposes of this Agreement, the term “compete” shall include (i) being a shareholder, member, owner, director, officer, employee, agent, consultant or advisor of, with or to, any legal entity that engages in any one or more of the Businesses; provided that the foregoing shall not prohibit the Employee from owning less than 1% of the common stock of a publicly traded company that engages in one or more of the Businesses, (ii) personally engaging in one or more of the Businesses and (iii) soliciting any employee, vendor or customer of the Company to terminate or otherwise adversely change its business relationship with the Company. In the event of a breach or a threatened breach of the terms of this Section by Employee, the Company shall, in addition to all other remedies, be entitled to a temporary or permanent injunction or a decree of specific performance, in accordance with the provisions hereof, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required. In the event of litigation to enforce this covenant, the courts are hereby specifically authorized to reform this covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law.

8. Prior Agreements. This Agreement supersedes all other agreements between the Company and Employee relating to his employment by the Company, including the Patterson-UTI Energy, Inc. Change in Control Agreement between Patterson-UTI Energy, Inc. and Employee, effective as of August 31, 2007, and as subsequently amended; provided that it does not change or otherwise affect agreements related to stock options or restricted stock or performance units granted to him or the Company’s agreement, assuming and subject to

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Employee’s compliance with the terms of this Agreement and Employee’s employment not being terminated for cause, that the Employee will be entitled to participate in the Company’s 2012 annual cash bonus incentive plan for certain executive officers based on earnings before interest, tax, depreciation and amortization as implemented and administered by the Compensation Committee of the Board of Directors of PTEN in the same manner as he would have participated if he remained the Chief Executive Officer of PTEN through December 31, 2012. For the avoidance of doubt, the Indemnification Agreement between Employee and PTEN, effective as of August 31, 2007, shall remain in full force and effect in accordance with its terms.

9. Benefits. Employee’s right to participate in any benefit plan, program or arrangement of the Company, including without limitation, any 401(k), short-term disability, long-term disability or life insurance plan, program or arrangement, will cease on September 30, 2012, except (a) as expressly provided in Section 8 and (b) during the term of this Agreement, Employee shall be entitled to participate, at Employee’s election, in the Company’s medical plan on the same basis as other employees, including Employee’s obligation to pay premiums.

10. Notice. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed first-class, postage prepaid, registered or certified mail, or (c) sent by overnight courier, telegram, telex, facsimile, telecommunication or other similar form of communication (with receipt confirmed), as follows:

To the Company:	Patterson-UTI Management Services, LLC
Attention: General Counsel
450 Gears Road, Suite 500
Houston, Texas 77067
Facsimile: (281) 765-7175

To the Employee:	Douglas J. Wall, at the most recent address for Employee
listed in the payroll records of the Company

or to such other address and to the attention of such other person(s) or officer(s) as any party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third business day following the day of mailing. Any notice sent by overnight courier, telegram, telex, facsimile, telecommunication or other similar form of communication (with receipt confirmed) shall be deemed to have been given and received on the next business day following the day such communication is sent.

11. References to the Company. References in this Agreement to the Company in the context of providing services to the Company in Section 3, in Section 5(b)(iii) and (iv), in Sections 6, 7, 8 and 9, shall include PTEN and all of its subsidiaries.

12. Nonassignment. This Agreement is personal to the Employee and to the Company and shall not be assigned by either party without the other’s written consent.

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13. Further Assurances. Each party hereto agrees to perform such further actions, and to execute and deliver such additional documents, as may be reasonably necessary to carry out the provisions of this Agreement.

14. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability or the remaining provisions, or portions thereof, shall not be affected thereby.

15. Governing Law; Venue. This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws. With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.

16. Entire Agreement; Interpretation. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, oral or written, with respect to any employment or consulting arrangement between the Company and Employee, including without limitation that certain Term Sheet addressed to Employee and dated March 14, 2012. No change or modification of this Agreement shall be enforceable unless contained in a writing signed by the party against whom enforcement is sought. No presumption shall be construed against the party drafting this Agreement.

17. Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

18. Employee’s Representations. Employee represents and warrants that:

(a) he is free to enter into this Agreement and to perform each of the terms and covenants contained herein;

(b) he has been advised by legal counsel as to the terms and provisions hereof and the effort thereof and fully understands the consequences thereof;

19. Waiver. The failure of any party to insist, in any one or more instances, upon strict performance of any one or more of the provisions, terms and conditions of this Agreement, or to exercise any right or rights hereunder shall not be construed as a waiver thereof, and any and all such provisions, terms, conditions and rights shall continue and remain in full force and effect.

20. General Release. In consideration of the payments to be made hereunder and having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Employee has sustained or claimed, or may be entitled to claim, Employee, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents,

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subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Employee had, now has, or may have against the Released Parties relating in any way to Employee’s employment with the Company or termination thereof prior to and including the date of execution of this Agreement, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Employee and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall be construed to release the Company from any obligations set forth in this Agreement.

Employee understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Employee’s employment with the Company and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law prior to and including the date of execution of this Agreement, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Fair Labor Standards Act; the Family and Medical Leave Act; and Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1991; 42 U.S.C. § 1981, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA) as well as any claims prior to and including the date of execution of this Agreement regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with the Company prior to and including the date of execution of this Agreement.

In addition, Employee agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties, save and except proceedings to enforce the terms of this Agreement or claims of Employee not released by and in this Agreement.

This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Employee disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

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21. Acknowledgement of Waiver of Claims under ADEA. Employee expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and its respective present and former parents, subsidiaries, divisions, affiliates, branches, insurers, agencies, and other offices from all rights or claims he has or may have against the Company including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), prior to and including the date of execution of this Agreement including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Employee further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver. Employee further acknowledges: (a) that he has been informed by this writing that he should consult with an attorney prior to executing this Agreement; (b) that he has carefully read and fully understands all of the provisions of this Agreement; (c) he is, through this Agreement, releasing the Company from any and all claims he may have against it; (d) he understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he executes this Agreement; (e) he has at least twenty-one (21) days within which to consider this Agreement; and (f) he has seven (7) days following his execution of this Agreement to revoke the Agreement (as provided in Section 23 of this Agreement); and (g) this Agreement shall not be effective until the revocation period has expired and Employee has signed and has not revoked the Agreement.

22. Sufficient Time to Review. Employee acknowledges and agrees that: (a) he has had reasonable and sufficient time to read and review this Agreement and that he has, in fact, read and reviewed this Agreement; (b) that he has the right to consult with legal counsel regarding this Agreement and is encouraged to consult with legal counsel with regard to this Agreement; (c) that he has had (or has had the opportunity to take) twenty-one (21) calendar days to discuss the Agreement with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (d) that he is entering into this Agreement freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he is not relying upon any oral representations made to him regarding the subject matter of this Agreement; (f) that by this Agreement he is receiving consideration in addition to that which he was already entitled; and (g) that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company.

23. Revocation/Payment. Employee acknowledges and agrees that he has seven (7) days from the date of the execution of this Agreement within which to rescind or revoke this Agreement by providing notice in writing to the Company. Employee further understands that the Agreement will have no force and effect until the end of that seventh day (the “Waiver Effective Date”). If Employee revokes the Agreement pursuant to this Section 23, the Company will not be obligated to pay or provide Employee with the benefits described in this Agreement, and this Agreement shall be deemed null and void.

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24. Compliance with Section 409A.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and interpreted in accordance with such intent. To the extent any payment or benefit provided under this Agreement is subject to Section 409A, such benefit shall be provided in a manner that complies with Section 409A, including any IRS guidance promulgated with respect to Section 409A; provided, however, in no event shall any action to comply with Section 409A reduce the aggregate amount payable to Employee hereunder unless expressly agreed in writing by Employee.

(b) To the extent required to comply with Section 409A (as determined by the Company), if Employee is a “specified employee,” as determined by the Company, as of his Date of Termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six (6) months following Employee’s Date of Termination, shall be accumulated through and paid or provided on the first business day that is more than six (6) months after Employee’s Date of Termination (or, if Employee dies during such six (6) month period, within ninety (90) days after Employee’s death).

(c) As of the Effective Date, the Company and Employee do not intend for Employee to incur a “separation from service” with the Company within the meaning of Section 409A.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into as of the date first written above.

PATTERSON-UTI MANAGEMENT SERVICES, LLC

By:	/s/ John E. Vollmer III
John E. Vollmer III
Senior Vice President-Corporate Development,
CFO and Treasurer

EMPLOYEE
/s/ Douglas J. Wall
Douglas J. Wall